Exhibit 24(b)(8.118)
FOURTH AMENDMENT
TO SERVICES AGREEMENT

This Fourth Amendment dated as of August 3, 2009 by and between ING Life Insurance and
Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ING Institutional
Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (formerly Aetna Investment
Services, Inc.)(“ING Financial”)(collectively “ING”), and MFS Fund Distributors, Inc. (“MFS”) is made to the Services Agreement dated as of April 1, 1998 (the “Agreement”) as amended on June 24, 1998,
December 28, 1998, and July 1, 1999. Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	All references in the Agreement to Aetna Life Insurance and Annuity Company (“ALIAC”)
are changed to ING Life Insurance and Annuity Company (“ILIAC”), and all references in the Agreement to
Aetna Investment Services, Inc. (“AISI”) are changed to ING Financial Advisers, LLC (“ING Financial”).
The defined term “Aetna” is changed to “ING.”

2.	ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions relating to ING Life in the Agreement are hereby amended to refer to both ING Life and ING
Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING
Institutional, and ING Financial (collectively, “Service Provider”).

3. Addition of MFS Party. MFS Service Center, Inc. (“MFSC”), which serves as transfer agent with respect to each of the Funds (each, a “Fund”), is hereby added as a party to the Agreement for purposes of (i) receiving certain representations, warranties and covenants from the Service Provider with respect to the shareholder services provided pursuant to the Agreement and the Service Provider’s operations, controls and procedures, and (ii) advancing on behalf of the Funds all or a portion of the fees payable under the Agreement to the extent the Funds determine in their sole discretion that such payments are entitled to reimbursement under the Funds’ policies with respect to shareholder servicing payments as in effect from time to time. MFS Fund Distributors, Inc. and MFSC are referred to collectively as “MFS.”

4.	Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

i.	Omnibus Account.

The parties agree that up to two omnibus accounts, each held in the name of the
Nominee, may be maintained for those Plan assets directed for investment in the Funds
(“Account” or “Accounts”). One such omnibus account may be maintained in connection with Plans for which ING Life is providing various recordkeeping and other administrative services, and the other such omnibus account may be maintained in connection with Plans for which ING Institutional is providing various recordkeeping and other administrative services. Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. ING Life or ING Institutional, as service agents for the Plans, and ING Financial, as broker-dealer of record on the Accounts, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

5.	Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

5. Fees.

(a) Servicing Fees: The provision of shareholder and administrative services to the Plans shall be the responsibility of Service Provider and shall not be the responsibility of MFS. These administrative services are described in Schedule C to this
Agreement (attached). In consideration of Service Provider’s performance of the administrative services described in Schedule C, MFS agrees to pay Service Provider the
Fees described in Schedule B (“Additional Fee”). The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, MFS agrees to pay or cause to be paid an annual fee as specified in
Schedule B (attached), based on the average net assets invested in the Funds through
Service Provider’s arrangements with Plans in each calendar quarter. Within thirty (30)
days after the end of each calendar quarter MFS shall provide Service Provider with a statement showing the aggregate value of Service Provider’s accounts for the preceding quarter and include therewith a payment to Service Provider for the compensation due in accordance with this paragraph.

(b) 12b-1 Fees. To compensate ING Financial for its distribution of Fund
Shares, MFS shall make quarterly payments to ING Financial, as specified in Schedule B
(attached), based on the average net assets invested in Fund shares through ING Life’s arrangements with Plans in each calendar quarter. MFS will make such payments to ING
Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING

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Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial.

(c) Sources of Payment.
i. The parties agree and acknowledge that the source(s) of fees provided for pursuant to this Agreement may, at the discretion of MFS, be comprised of any one or more of the following: (i) shareholder servicing payments paid directly or indirectly by MFSC and reimbursed by the
Funds, (ii) Rule 12b-1 service fees paid by the Funds to MFD, and indirectly to the Service Provider in accordance with the Funds’ Rule 12b-
1 Plan, or (iii) program servicing fees, paid by MFS or their affiliates from their own resources. The source of payment may change from time to time among these sources at MFS’ discretion, and MFS shall have no obligation to inform the Service Provider as to the source(s) of any payments.

	ii.	The Service Provider acknowledges that it shall not be entitled to any Additional Fee to the extent that it fails to provide MFS with the information and certifications requested by MFS pursuant to Section 11(e)
of this Agreement.

(d) Calculation of Fees; Verification of Data and Services. The Service Provider
acknowledges that MFS shall have exclusive responsibility for calculating payments due to the Service Provider under the Agreement except that Service Provider shall calculate the per participant fee. Upon Service Provider’s request, MFS shall provide to Service
Provider supporting data showing the calculations for the payments, and Service Provider reserves the right to dispute any such calculations. With respect to any information a party maintains (the “Maintaining Party”) that is necessary to form the basis of any fee calculation hereunder, the Maintaining Party will, at the other party’s request, provide copies and electronic files of all the historical records necessary to enable the other party or its representatives to verify the accuracy of any information provided by the Maintaining
Party that forms the basis of the fee calculation. The Maintaining Party agrees that it will permit the other party or its representatives to have reasonable access to its employees and records for the purposes of verifying the Maintaining Party’s compliance with the terms of this Agreement and verifying the accuracy of any information provided by the Maintaining
Party that forms the basis of the fee calculation. In addition, if requested by the other party, the Maintaining Party will provide a certification (which may take the form of a control report or set of agreed upon standards) satisfactory to the other party that certifies the accuracy of any information provided by the Maintaining Party that forms the basis of the fee calculation.

6.	The following is added as Section 11(d) to the Agreement:

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(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

7. The following is added as Section 11(e) to the Agreement:

(e) (i)Service Provider has implemented controls and procedures that are reasonably designed to ensure compliance with applicable laws and regulations, as well as the terms of the Agreement. Without limiting the foregoing, these controls are reasonably designed to ensure, and MFS may request certification on an annual basis with respect to, each of the following:

A) Orders for Fund shares received by the Service Provider for each Fund comply with the Fund’s restrictions with respect to eligibility to purchase shares;
B) Orders for Fund shares received by the Service Provider prior to the Fund’s pricing time set forth in its prospectus (i.e., the close of the New York Stock Exchange –
normally 4:00 p.m. Eastern time) are segregated from those received by the Service Provider at or after such time, and are properly transmitted to the Funds (or their agents) for execution at the current day’s net asset value (“NAV”); and orders received by the Service Provider at or after such time are properly transmitted to the Funds (or their agents) for execution at the next day’s NAV;
C) Late trading in Fund shares by holders of shares of Accounts and/or Account shareholders, as applicable, is identified and prevented, and market timing in Fund shares by holders of shares of Accounts and/or Account shareholders, as applicable, is identified and prevented pursuant to Service Provider’s Excessive Trading Policy, attached hereto as
Schedule D;
D) Compliance with all applicable federal, state and foreign laws, rules and regulations regarding the detection and prevention of money laundering activity;
E) Effective business continuity and disaster recovery systems with respect to the
Services;
F) Any other party to whom the Service Provider assigns or delegates any of the
Services is responsible for, and has controls and procedures that are reasonably designed to ensure, each of the above.

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(ii) Service Provider will, if requested by MFD or any Fund, periodically provide MFS or the Fund with a completed due diligence questionnaire addressing Service Provider’s control structure and its performance of the Services.

(iii) The Service Provider agrees that it will comply with all applicable federal, state and foreign laws, rules and regulations regarding the detection and prevention of money laundering activity. Without limiting the foregoing, to the extent that the Service Provider is a financial institution subject to the USA Patriot Act of
2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering, the Service Provider agrees that it will comply with applicable AML Acts and applicable anti-money laundering rules of self-
regulatory organizations in all relevant respects. The Service Provider represents and warrants that it has undertaken appropriate inquiry and due diligence regarding the customers that the Service Provider introduces or on whose behalf the Service Provider purchases Shares, and that, to the Service Provider’s knowledge, no such customers are individuals or entities identified on the lists of prohibited persons administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (including the list of
Specially Designated Nationals), and are not otherwise subject to sanctions applicable to certain nationals or residents of countries subject to the U.S. sanctions.

8.	The following is added as Sections 11(f) of the Agreement:

(f) Each party represents that it:
(i) shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the shareholder services and in making
Shares available to the Plan accounts. Upon the request of MFS, the Service
Provider shall provide copies of all the historical records relating to transactions between the Funds and the Plan accounts, written communications regarding the
Funds to or from such Plan accounts and other materials, in each case to the extent necessary for an MFS or any Fund to meet its recordkeeping obligations under applicable law or regulation, including to comply with any request of a governmental body or self-regulatory organization.

(ii) shall adopt policies and practices related to the protection of non-public personal information pursuant to SEC Regulation S-P, to the extent required by law. These policies and practices are designed to comply with Regulation S-P in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (A) ensure the security and confidentiality of customer records or information;
(B) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (C) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer. Each of the parties to this Agreement affirms that is has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy
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laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

9.	The following replaces Section 12(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Life/ING Financial/ING Institutional:

Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

If to MFD:

MFS Fund Distributors, Inc.
500 Boylston Street
Boston, MA 02116
Attention: President

with a copy to:

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116
Attention: General Counsel

If to MFSC:

MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116
Attention: President

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with a copy to:

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116
Attention: General Counsel

Any notice, demand or other communication given in a manner prescribed	in this
Subsection (b) shall be deemed to have been delivered on receipt.

10. The following paragraph is added under Section 12 “Miscellaneous” of the Agreement:

(g) The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the
Funds; provided however that upon written request by MFS, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

11. Schedule A, attached, is hereby added to the Agreement.

12. Schedule B, attached, is hereby added to the Agreement.

13.	In the event that there is any conflict between the terms of this Fourth Amendment and the
Agreement it is the intention of the parties hereto that the terms of this Fourth Amendment shall control, and the Agreement shall be interpreted on that basis. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

14.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND		MFS FUND DISTRIBUTORS, INC.
ANNUITY COMPANY
		By:	/s/ James A Jessee
By:	/s/ Lisa S. Gilarde	Name:	James A. Jessee
Name:	Lisa S. Gilarde	Title:	President
Title: Vice President

ING FINANCIAL ADVISERS, LLC		MFS SERVICE CENTER, INC.

By:	/s/ David Kelsey	By:	/s/ Maureen Leary Jago
Name:	David Kelsey	Name:	Maureen Leary Jago
Title: COO/VP		Title:	President

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Michelle Sheiowitz attorney in fact
Name: Michelle Sheiowitz
Title: Vice President

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Schedule A
List of Available Funds
All A Class shares of MFS Funds
All I Class shares of MFS Funds*
All R1, R2, R3, and R4 Class shares of MFS Funds
* Class I Shares shall be available solely to Plans that held such Shares as of the date of this
Amendment.

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Schedule B

Fee Schedule

To the extent Service Provider provides shareholder services to Plans that hold shares in Funds and Share
Classes for which the Funds have adopted Rule 12b-1 Plan(s), MFS will pay Service Provider an annual shareholder servicing fee upon the terms and conditions set forth in the applicable 12b-1 Plan(s) and in the then-current prospectuses of such Funds PROVIDED THAT MFS shall be obligated to pay this fee solely to the extent it has received payment from the relevant Funds.

FOR CLASS A SHARES—Additional Fee

In addition to the 12b-1 shareholder servicing fees referenced above, MFS shall pay an Additional Fee of
___% of the average daily net asset value of all Plan assets invested in the Funds (including assets invested through reinvestment of dividends and distributions)

Also, a $___ per participant fee shall be paid solely with respect to Plans for which ING Institutional
Plan Services, LLC serves as recordkeeper and that hold Class A Shares as of April 30, 2009, or to Plans for which ING Institutional Plan Services LLC served as recordkeeper and that held Class A Shares as of
April 30, 2009, and are now recordkept by another ING affiliated platform No other per participant fees shall be payable under this Agreement.

FOR CLASS R SHARES—Additional Fee

Share Class	R1	R2*	R3	R4

Additional	___%	___%	___%	___%
Fee

FOR CLASS I SHARES—Additional Fee
The Additional Fee shall be ___% of the average daily net assets value of all Plan assets invested in
Class I of the Fund (including assets invested through reinvestment of dividends and distributions) for the
Plans listed in the Schedule below. No Plans may be added to the Schedule without the prior written approval of MFS*.

NAME OF PLAN
Cedars Sinai

________________________

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Schedule C

The Services

Service Provider shall perform, either directly or in conjunction with other Plan appointed service providers, the following services, all in accordance with the terms of this Agreement:

1.	Maintain separate records for each Plan, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.

2.	Disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of shares and all other distributions not reinvested in Shares.

3.	Prepare, and transmit to the Plans or the Plan Representatives, periodic account statements showing the total number of Shares owned by each Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Shares).

4.	Transmit to the transfer agent of each Fund purchase orders and redemption requests placed by the Plans in accordance with the procedures set forth in this Agreement.

5.	Transmit to the Plans or Plan Representatives the Funds’ confirmations of purchase orders and redemption requests placed by the Plans.

6.	Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts.

7.	Settle purchase order and redemption requests placed by Service Provider on behalf of the Plans in accordance with the terms of each Fund's prospectus.

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